Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Approach Resources Inc.
We have audited the accompanying statement of revenue and direct operating expenses of properties acquired by Approach Resources Inc., for the year ended December 31, 2010 (“historical summaries”). The historical summaries are the responsibility of the management of Approach Resources Inc. Our responsibility is to express an opinion on the historical summaries based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summaries presentation. We believe that our audit provides a reasonable basis for our opinion.
The accompanying historical summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and are not intended to be a complete presentation of the properties’ revenues and expenses.
In our opinion, the historical summaries referred to above present fairly, in all material respects, the revenues and direct operating expenses of the properties acquired by Approach Resources Inc. for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
April 21, 2011

Statement of Revenue and Direct Operating Expenses of Properties Acquired by
Approach Resources Inc.
for the Year Ended December 31, 2010
(In thousands)

Year Ended
December 31,
2010
Oil, NGL and gas sales	$23,652
Direct operating expenses	5,655

Net revenue	$17,997

See notes to historical summaries.

Notes to Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired by Approach Resources Inc. for the Year Ended December 31, 2010
1. Basis of Preparation
     Approach Resources Inc. (together with our subsidiaries, “Approach,” the “Company,” “we,” “us” or “our”) is an independent energy company engaged in the exploration, development, production and acquisition of oil and gas properties. We focus on finding and developing oil and natural gas reserves in oil shale and tight sands. Our properties are primarily located in the Permian Basin in West Texas. We also own interests in the East Texas Basin and New Mexico.
     The accompanying statement of revenue and direct operating expenses relate to the operations of oil and gas properties in our Cinco Terry area located in the Permian Basin in West Texas. On February 28, 2011, we acquired a 38.33% working interest in Cinco Terry from two non-operating partners for $76 million, subject to usual and customary post-closing adjustments (the “Working Interest Acquisition”).
     We were the operator of the properties prior to the Working Interest Acquisition. The accompanying statement of revenue and direct operating expenses was derived from the historical accounting records of Approach and reflects the acquired interest in the revenue and direct operating expenses of the Working Interest Acquisition. The statement does not include depreciation, depletion and amortization, general and administrative expenses, income taxes or interest expense, as these costs are not readily determinable. The statement is not indicative of the financial condition or results of operations of the Working Interest Acquisition Properties due to potential changes in the business and the omission of certain operating expenses as described above.
     Revenue is recognized when quantities of production are delivered to or collected by the respective purchaser. Title to the produced quantities transfers to the purchasers at the time the purchaser collects or receives the quantities. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. All transportation costs are included as a reduction of oil, NGL and gas sales.
     For the year ended December 31, 2010, oil production was sold to one independent purchaser and NGL and natural gas production was sold to another independent purchaser.
     Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expense, production taxes and exploration expense.
     The process of preparing financial statements in conformity with generally accepted accounting principles (“GAAP”) requires the use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.
     Historical financial statements reflecting financial position, results of operations and cash flows required by GAAP are not presented, as such information is not readily determinable and is not meaningful to the Working Interest Acquisition for the year ended December 31, 2010. Accordingly, the historical summaries of revenue and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of the Securities and Exchange Commission Regulation S-X.
2. Related Party Transactions
     The properties were operated by Approach during the year ended December 31, 2010, during which the properties were charged overhead of approximately $321,000. Overhead is included in direct operating expenses on the statement of revenue and direct operating expenses for the year ended December 31, 2010.

Notes to Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired by Approach Resources Inc. for the Year Ended December 31, 2010 — Continued
3. Supplemental Information on Oil and Gas Reserves (Unaudited)
     All of the operations of the Working Interest Acquisition properties are directly related to our oil, NGL and gas producing activities located in the Permian Basin in West Texas. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The data for any reservoir may change substantially over time due to results from operational activity. Estimates of proved reserve volumes at December 31, 2010, were based on the average of the closing price on the first day of each month for the 12-month period prior to December 31, 2010, for oil, natural gas and NGLs in accordance with the SEC’s Final Rule, Modernization of Oil and Gas Reporting and ASC 932, Disclosures about Oil and Gas Producing Activities. Changes in commodity prices and operations costs may increase or decrease estimates of proved oil, NGL and natural gas reserves.
     Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. A summary of changes in quantities of proved oil, NGL and natural gas reserves related to the Working Interest Acquisition properties for the year ended December 31, 2010, is as follows:

Proved Developed and Proved	Oil	NGLs	Natural Gas	Total
Undeveloped Reserves	(MBbls)	(MBbls)	(MMcf)	(MBoe)
Balance—December 31, 2009	2,210	3,037	19,464	8,492
Extensions and discoveries	672	783	4,405	2,189
Production	(139)	(189)	(1,329)	(549)
Revisions to previous estimates	(540)	659	1,578	381

Balance—December 31, 2010	2,203	4,290	24,118	10,513

Proved Developed Reserves:
December 31, 2010	1,032	2,700	15,170	6,261

     The following is a discussion of the material changes in our proved reserve quantities for the year ended December 31, 2010.
     Year Ended December 31, 2010
     Our drilling programs in the Working Interest Acquisition properties resulted in our classification of reserves as proved, which accounts for the additional quantities listed under extensions and discoveries. For the year ended December 31, 2010, we recorded a 381 MBoe positive revision to our previous estimate, resulting from 141 MBoe attributable to an increase in commodity prices and 240 MBoe of positive performance revisions. The commodity prices used to estimate our proved reserves at December 31, 2010, increased to $4.38/MMBtu of gas, $39.25/Bbl of NGLs and $79.40/Bbl of oil from $3.87/MMBtu of natural gas, $27.20/Bbl of NGLs and $56.04/Bbl of oil at December 31, 2009.

Notes to Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired by Approach Resources Inc. for the Year Ended December 31, 2010 — Continued
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves
     The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with provisions of ASC 932. Future cash inflows were computed by applying the average on the closing price on the first day of each month for the 12-month period prior to December 31, 2010, to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year end, based on year-end costs and assuming continuation of existing economic conditions.
     Future income tax expenses are calculated by applying appropriate year-end tax rates to future pre-tax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.
     Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of Approach’s oil and natural gas properties.
     The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves from the Working Interest Acquisition Properties are as follows (in thousands):

Year Ended
December 31,
2010
Future cash flows	$437,346
Future production costs	(109,028)
Future development costs	(46,196)
Future income tax expense	(41,321)

Future net cash flows	240,801
10% annual discount for estimated timing of cash flows	(139,090)

Standardized measure of discounted future net cash flows	$101,711

Notes to Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired by Approach Resources Inc. for the Year Ended December 31, 2010 — Continued
Changes in Standardized Measure of Discounted Future Net Cash Flows
     The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows (in thousands):

Year Ended
December 31,
2010
Balance, beginning of period	$49,007
Net change in sales and transfer prices and in production (lifting) costs related to future production	50,036
Changes in estimated future development costs	(15,745)
Sales and transfers of oil and gas produced during the period	(17,157)
Net change due to extensions, discoveries and improved recovery	31,767
Net change due to revisions in quantity estimates	8,461
Previously estimated development costs incurred during the period	24,142
Accretion of discount	5,090
Other	(1,026)
Net change in income taxes	(32,864)

Standardized measure of discounted future net cash flows	$101,711

     The commodity prices in effect at December 31, 2010, inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows:

2010
Oil (per Bbl)	$79.40
Natural gas liquids (per Bbl)	$39.25
Gas (per MMBtu)	$4.38